UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

Filed by the Registrant   ☐

Filed by a Party other than the Registrant   ☒

Check the appropriate box:

☐           Preliminary Proxy Statement

☐           Confidential, for Use of the Commission Only (as permitted by Rule14a-6(e)(2))

☐           Definitive Proxy Statement

☒          Definitive Additional Materials

☐           Soliciting Material Under Rule 14a-12

SIGMA DESIGNS, INC.
(Name of Registrant as Specified in Its Charter)

POTOMAC CAPITAL PARTNERS III, L.P. POTOMAC CAPITAL MANAGEMENT III, L.L.C. POTOMAC CAPITAL PARTNERS L.P. POTOMAC CAPITAL MANAGEMENT, L.L.C. PAUL J. SOLIT ERIC SINGER MARK J. BONNEY MARK F. FITZGERALD
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒          No fee required.

☐           Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)           Title of each class of securities to which transaction applies:

(2)           Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)           Proposed maximum aggregate value of transaction:

(5)           Total fee paid:

☐           Fee paid previously with preliminary materials:

☐           Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)           Amount previously paid:

(2)           Form, Schedule or Registration Statement No.:

(3)           Filing Party:

(4)           Date Filed:

Potomac Capital Management, L.L.C., together with the other Participants named herein (collectively, the “Potomac Group”), is filing materials contained in this Schedule 14A with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the election of its slate of director nominees at the 2012 annual meeting of shareholders (the “Annual Meeting”) of Sigma Designs, Inc. (the “Company”).  The Potomac Group has filed a definitive proxy statement with the SEC with regard to the Annual Meeting.

Item 1:  On July 9, 2012, Potomac Capital Partners III, L.P. issued the following press release:

Potomac Capital Urges Shareholders to Vote the GOLD Proxy Card Today to Support Its Efforts to Rebuild Shareholder Value at Sigma Designs

NEW YORK, New York, July 9, 2012 /PRNewswire - Potomac Capital Partners III, L.P., which together with its nominees and certain other shareholders are members of a group that collectively owns 2,612,230 shares of common stock of Sigma Designs, Inc. (NASDAQ: SIGM) (the “Company” or “SIGM”), representing approximately 8.0% of the Company’s outstanding shares, today issued the following letter to shareholders of SIGM.

* * * *

POTOMAC CAPITAL PARTNERS III, L.P.
825 Third Ave, 33rd Floor
New York, New York 10022

July 9, 2012

Dear Fellow Shareholders:

SUPPORT POTOMAC CAPITAL’S EFFORTS TO REBUILD SHAREHOLDER VOTE

VOTE THE GOLD PROXY CARD TODAY

Potomac Capital Partners III, L.P., together with its nominees and certain other shareholders (“Potomac”), collectively owns 2,612,230 shares of common stock of Sigma Designs, Inc. (NASDAQ: SIGM) (the “Company” or “SIGM”), representing approximately 8.0% of the Company’s outstanding shares.  As a significant shareholder, we are deeply concerned with the destruction of shareholder value under SIGM’s incumbent board of directors (the “Board”).  With an average tenure of 17 years, the current Board has very little to show for itself - an accumulated deficit of over $140 million, an over 80% decline in the Company’s stock price since January 31, 2007 to the date we announced our intent to nominate directors, and continuing operating losses for the first quarter of 2013 of over $13.7 million following a massive loss of over $168 million for fiscal 2012.   The only thing this Board has accomplished is selling over $46 million worth of SIGM stock it had owned.

This proxy contest is not about control, but about holding an entrenched Board accountable for its dismal results and placing shareholder representatives on the Board who are committed to taking the necessary steps to enhance shareholder value for all shareholders.  We are disappointed that the Board has inundated shareholders with letters that misstate facts and tout the future success of a strategy that clearly isn’t working.  Accordingly, we are seeking your support to elect our three independent, experienced and highly qualified nominees -- Mark J. Bonney, Mark F. Fitzgerald and Eric B. Singer -- to the Board at the Company’s 2012 Annual Meeting of Shareholder (the “Annual Meeting”).

SIGM’S CURRENT PLAN IS NOT WORKING

The Board claims, “this strategic plan is beginning to bear fruit,” and “the Company is already on the road to success.”

Reality Check:  The Company’s financial performance speaks for itself.  Over the past five fiscal years, this Board has overseen declining revenues and unsustainably high operating costs, resulting in significant operating losses.  The Board clearly has a different definition of success than we do.

	Fiscal 2008	Fiscal 2009	Fiscal 2010	Fiscal 2011	Fiscal 2012
	(Dollars in thousands)
Net revenue	$221,206	$209,160	$206,083	$286,915	$182,617
Total operating expenses	$55,497	$74,935	$88,501	$127,727	$253,091
Total operating expenses as % of net revenues	25%	36%	43%	45%	137%
Net income (loss)	$70,209	$26,423	$2,455	$9,147	$(168,045)

This pattern is continuing in fiscal 2013, as the Company reported a decrease in net revenue for the first quarter fiscal 2013 of $20.4 million, or 34%, compared to the first quarter fiscal 2012, resulting in total operating expenses as a percentage of net revenue of 87% for the first quarter fiscal 2013, compared to total operating expenses as a percentage of net revenue of 58% in the first quarter fiscal 2012.  The Company’s operating losses have also continued into fiscal 2013, with a net loss of $13.7 million for the first quarter fiscal 2013.

How can the Company claim its strategy is “bearing fruit” and “on the road to success” with results like these?

DO NOT BE MISLED WITH OVERLY OPTIMISTIC PREDICTIONS WHEN THE COMPANY HAS MISSED ITS GUIDANCE AND CONTINUES TO UNDERPERFORM

The Board has missed its guidance twice in the past four fiscal quarters and we believe will miss its guidance for fiscal 2013.  Consider the following:

•	On the Company’s conference call to discuss its first quarter fiscal 2012 results, the Company projected second quarter fiscal 2012 revenue to be in the range of $50 to $55 million.

In reality, the Company’s second quarter fiscal 2012 revenue was $46.7 million - a huge miss from the Company’s prior guidance.

•
On the Company’s conference call to discuss its second quarter 2012 results, the Company projected third quarter fiscal 2012 revenue to be in the range of $40 to $45 million and “sequential growth in our fourth fiscal quarter.”

In reality, the Company’s third quarter fiscal 2012 revenue was $39.7 million with further revenue decline of $35.6 million in the Company’s fourth quarter fiscal 2012.

•	On the Company’s most recent conference call to discuss first quarter fiscal 2013 results, the Company stated that it expects sequential growth in the second quarter.

In reality, and to the Company’s own admission, if you adjust for acquired revenue from the acquisition of Trident, the core SIGM business will show no revenue growth in fiscal 2013.

In addition, statements made by the Company during its most recent conference call, that SIGM has seen “better-than-expected results in the first quarter,” and had a “surge” during the first quarter fiscal 2013 raise serious concerns.   Using the prior quarter’s dismal results as a comparison shows how low the Board and management must set the bar in order to claim improved results.

Based on their track record, can you afford to believe this Board’s predictions that the Company’s strategy is on the road to success?

POTOMAC’S NOMINEES HAVE THE EXPERIENCE AND COMMITMENT TO BRING ACCOUNTABILITY AND EFFECTIVE OVERSIGHT TO THE BOARD IN ORDER TO MAXIMIZE SHAREHOLDER VALUE

The three Potomac nominees -- Mark J. Bonney, Mark F. Fitzgerald and Eric B. Singer -- are each uniquely qualified to help address the problems facing SIGM and grow the Company’s business.  It is disappointing that the Company has made personal attacks against our nominees, despite just a month earlier, offering two of our three nominees immediate Board seats.

To set the record straight, Mark J. Bonney has over 35 years of experience in the industry, holding various senior executive financial and operating positions, in middle market, high technology companies, both in the United States and abroad.  Mr. Bonney also has substantial board experience in public and private technology companies, including American Bank Note Holographics (ABNH), Axsys Technologies, ThreeCore, Inc. and The Community Health Center, Inc., where he has chaired its board of directors for five years.  Following three years on the board of directors of ABNH, Mr. Bonney joined the company in 2005 as its CFO.  As CFO, Mr. Bonney designed and implemented business processes allowing ABNH to double in revenues and quadruple in profits in three years. The business was sold in 2008 and ABNH shareholders realized a 1000% return on their investment. Mr. Bonney received the “CFO of the Year” award for his efforts at ABNH.  At Axsys, as its COO, Mr. Bonney created an operating company from a holding company, by selling the best performing but unrelated business to raise cash, implementing lean principles, increasing new product development, returning the company to profitability, and launching a growth strategy.  At Zygo, Mr. Bonney joined the company as its CFO, restructured the company, rebuilt the IT infrastructure, focused and increased R&D investment which allowed the company to grow in revenues and profits from $20 million and negative $1 million, respectively, in 1992, to $100 million and $23 million, respectively, in 2008.  Zygo’s stock price also grew from $1.50 per share to $45 per share over the same period.  Mr. Bonney clearly has a strong financial and operational record to contribute to the Board in a very meaningful way.

Mark F. Fitzgerald has over 20 years of experience as an analyst covering the semiconductor industry.  As an analyst covering the semiconductor industry at Banc of America Securities LLC from May 2000 to February 2007, Mr. Fitzgerald created and maintained detailed financial models on semiconductor companies in order to both forecast results, and benchmark individual companies against “best in class” industry metrics in the areas of revenue growth, cost structure, capital efficiency, and returns. Mr. Fitzgerald has a vast network of relationships with senior executives in the semiconductor industry and has provided strategic counsel to many companies in the industry on both a formal and informal basis throughout his career.  Additionally, from June 2007 to February 2008, Mr. Fitzgerald was a partner at a technology focused investment partnership, Wilmot Investments L.P.  This specific experience allows Mr. Fitzgerald to bring a shareholder perspective to the Board.  We believe that Mr. Fitzgerald's overall knowledge and experience in the semiconductor industry as an analyst, advisor, and investor, will enable him to assist in the effective oversight of the Company, making him well-qualified to serve on the Board.

Mr. Singer has over 17 years of experience as an investor in the semiconductor industry and has public company board experience.  Mr. Singer joined Zilog Corporation’s board of directors in August 2008, right before the global economic crisis.  Mr. Singer worked with other members of the board to reduce headcount as well as institute temporary, across the board salary reductions to right size the business and preserve shareholder resources in order to ensure the survival of the company during the unprecedented global recession. In addition, the Zilog board conducted deep dives into all aspects of Zilog’s business which led to the February 2009 sale of the company’s remote control and secure transaction business for cash consideration of $31 million. This enabled Zilog to focus on its core microcontroller business (its highest margin business), return to positive EBITDA in the June 2009 quarter, and ultimately finalize a sale of the company in February 2010.  Despite the Company’s criticism, when measured against the Russell 2000 and Nasdaq Composite, Zilog outperformed by over 16% this peer universe during Mr. Singer’s tenure on the Zilog board. Clearly Mr. Singer has the right financial, investment and transactional experience to enhance the Board.

If elected, all three of the nominees will exercise their independent judgment in accordance with the fiduciary duties imposed by law in all matters that come before the Board and are committed to exploring all alternatives for maximizing shareholder value, including to:

•	Refocus the Company’s efforts on restoring profitability to its existing assets rather than pursuing additional acquisitions;

•	Align the Company’s operating costs with its revenues to stabilize the Company’s balance sheet;

•	Judiciously manage shareholder funds to ensure prudent capital allocation;

•	Analyze the business and expense base to ensure expenses are earmarked toward programs that meet return on investment criteria; and

•	Seek new, independent directors to enhance the quality and performance of the Board.

The Board is attempting to scare shareholders from change and belittle Potomac’s nominees to distract from their own poor performance and inexperience.  In reality, none of the four current Board members have public board experience other than on SIGM’s Board, except for William Almon, SIGM’s newly designated Chairman of the Board, who in May 1994 founded and served as Chairman of the Board and CEO of StorMedia, Inc., a manufacturer of thin film disks, until October 1998 when StorMedia went bankrupt under his watch as Chairman and CEO.  Their average tenure is 17 years, with the newest director having served for 9 years.  Shareholders have seen the results of this Board and can judge for themselves.

 THE BEST WAY TO ENSURE THAT SIGM IS RUN WITH THE BEST INTEREST OF ALL SHAREHOLDERS AS THE TOP PRIORITY IS TO ELECT NEW, INDEPENDENT DIRECTORS WHOSE INTERESTS ARE DIRECTLY ALIGNED WITH YOURS

We greatly appreciate the tremendous outpouring of support we have received from our fellow shareholders and strongly urge all shareholders to support the Potomac nominees and change at SIGM by signing, dating and returning the GOLD proxy card today.

If you have any questions or require any assistance with your vote, please contact Okapi Partners LLC at (212) 297-0720 or (877) 566-1922 or email at info@okapipartners.com.